Exhibit 99.1

Koppers Holdings Inc.
436 Seventh Avenue Pittsburgh, PA 15219-1800
Tel 412-227-2001
News Release	www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Brian H. McCurrie, Vice President and Chief Financial Officer
412-227-2153
McCurrieBH@koppers.com

Koppers Holdings Inc. Reports Second Quarter 2008 Results

-Sales up 15 percent-

-Net income increases to $24.3 million from $22.3 million-

-EPS increases to $1.16 from $1.07 for the quarter-

-Company raises 2008 guidance-

PITTSBURGH, August 7, 2008 – Koppers Holdings Inc. (NYSE: KOP) today announced results for its fiscal 2008 second quarter.

As announced previously, in August 2008 the company entered into an agreement to sell its ownership interest in the coke facility located in Monessen, Pennsylvania for a purchase price of $160 million plus the value of existing working capital. Accordingly, the operating results of the Monessen facility have been excluded from the financial statements and the discussion below for all periods presented. A schedule of operating results for the Monessen facility is included under Segment Information in this press release.

The company’s sales for the second quarter increased 15 percent, or $48.6 million, to $375.3 million, as compared to $326.7 million for the prior year quarter. This increase was due to higher sales in the Carbon Materials & Chemicals (CM&C) segment, which increased 24 percent, or $47.9 million, while sales in the Railroad & Utility Products (R&UP) segment increased slightly to $124.4 million from $123.7 million in the prior year quarter. The improvement in sales in CM&C was due mainly to increased pricing across all major product lines resulting in part from higher raw material costs, combined with strong demand for carbon materials and distillates. Sales for R&UP increased mainly due to higher volumes and prices for crossties sold to commercial customers, which offset lower sales to Class 1 railroad customers. Sales for the six months ended June 30, 2008, were $706.5 million, representing an increase of $89.2 million, or 14 percent, over the prior year period. Year-to-date 2008 sales have been positively impacted by higher prices and volumes for CM&C products, with the higher prices due in part to higher raw material costs.

Net income for the quarter ended June 30, 2008, increased to $24.3 million as compared to $22.3 million in the prior year quarter. Net income for the three months ended June 30, 2008 included pre-tax charges of $1.4 million related to a boiler failure at the company’s Green Spring, West Virginia wood treating facility. Adjusted net income and adjusted earnings per share, after excluding the above-mentioned charge and before discontinued operations, were $25.2 million or $1.20 per share, and $22.3 million or $1.07 per share for the three months ended June 30, 2008 and 2007 respectively. Reconciliations of net income to adjusted net income and earnings per share to adjusted earnings per share are attached to this press release.

Page 2 – Koppers Reports Second Quarter 2008 Results

Adjusted EBITDA for the quarter ended June 30, 2008, was $53.6 million compared to adjusted EBITDA of $51.3 million in the second quarter of 2007. Adjusted EBITDA for 2008 includes $1.4 million for the Green Spring boiler matter as noted above. The increase was mainly from higher volumes and higher product prices due primarily to increased raw material prices. A reconciliation of adjusted EBITDA to EBITDA and EBITDA to net income is attached to this press release.

Net income for the six months ended June 30, 2008 increased to $37.5 million as compared to $32.8 million in the prior year. Adjusted net income and adjusted earnings per share, after excluding the effect of the Green Spring boiler and before discontinued operations, was $38.4 million or $1.84 per share and $32.8 million or $1.57 per share for the six months ended June 30, 2008 and 2007 respectively. A reconciliation of net income to adjusted net income and earnings per share to adjusted earnings per share are attached to this press release.

Adjusted EBITDA for the six months ended June 30, 2008, amounted to $92.2 million compared to adjusted EBITDA of $83.9 million in the prior year period. Adjusted EBITDA for 2008 includes $1.4 million for charges related to the Green Spring boiler as noted above. The increase in adjusted EBITDA was mainly from higher demand and higher product pricing due primarily to increased raw materials prices for CM&C. A reconciliation of adjusted EBITDA to EBITDA and EBITDA to net income is attached to this press release.

Commenting on the quarter, President and CEO Walter W. Turner said, “Our results for the second quarter were in line with our expectations and reflect the strong product demand that we continue to experience in our key end markets, aluminum and railroads. We also benefited from higher pricing in some of our downstream chemical products due to higher oil prices. We expect that the positive momentum in our end markets and our core businesses will continue for the rest of 2008 and through 2009. We continue to be optimistic about 2009 in particular when the expansion of our existing coal tar distillation plant and the construction of our new coal tar distillation plant are expected to be completed and operational. We also expect to be able to pursue opportunities for acquisitions and refinancing as a result of the sale of our interest in the Monessen coke facility. As always, we believe we will continue to benefit from our focus on enhancing cash flow and our strict adherence to safety, health and environmental regulations.”

Guidance

Mr. Turner concluded, “Based on the strength of our second quarter results and the outlook for the remainder of 2008, we are increasing our guidance. Our revised expectations for 2008, after eliminating the operating impact of Monessen for all periods, are that sales should increase in the 14 to 17 percent range from restated 2007 sales of $1,255.6 million, adjusted EBITDA should increase in the 14 to 17 percent range from restated 2007 adjusted EBITDA of $161.7 million, and that diluted EPS should increase in the 37 to 41 percent range, from restated 2007 adjusted EPS of $2.49 per share.” A reconciliation of earnings guidance is attached to this press release.

Share Repurchases

During the second quarter the company purchased 19,625 shares at an average price per share of $42.77 through its share repurchase program. Subsequent to June 30 through August 6, the company purchased an additional 318,742 shares at an average price per share of $41.41. Total share purchases through August 6, 2008 under the program amounted to approximately $14 million.

Page 3 – Koppers Reports Second Quarter 2008 Results

Investor Conference Call and Web Simulcast

Koppers management will conduct a conference call this morning, August 7, 2008, beginning at 11:00 a.m. EDT to discuss the company’s performance. Interested parties may access the live audio broadcast by dialing 888 810 0248 in the US/Canada or 706 643 9697 for International, Conference ID number 56232566. Investors are requested to access the call at least five minutes before the scheduled start time in order to complete a brief registration. An audio replay will be available two hours after the call’s completion at 800 642 1687 or 706 645 9291, Conference ID number 56232566. The recording will be available for replay through August 21, 2008.

The live broadcast of Koppers’ conference call will be available online: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=194019&eventID=1902688. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

If you are unable to participate during the live webcast, the call will be archived on www.koppers.com, www.streetevents.com and www.earnings.com, shortly after the live call and continuing through August 21, 2008.

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates facilities in the United States, United Kingdom, Denmark, Australia and China. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP.” For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Brian H. McCurrie at 412 227 2153 or Michael W. Snyder at 412 227 2131.

Safe Harbor Statement

This news release may contain forward-looking statements based on management’s current expectations, estimates and projections. Such forward-looking statements speak only as of August 7, 2008 and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the Company does business; competitive pressures; the loss of one or more key customer or supplier relationships; customer insolvencies; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost and availability of raw materials; and other economic, business, competitive, regulatory and/or operational factors affecting the business of Koppers generally.

Attachments

Page 4 – Koppers Reports Second Quarter 2008 Results

Koppers Holdings Inc.

Consolidated Statement of Operations

(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Net sales	$375.3	$326.7	$706.5	$617.3
Cost of sales (excluding items below)	306.1	258.4	581.8	501.6
Depreciation and amortization	6.4	7.2	13.3	14.5
Selling, general and administrative expenses	16.7	17.0	33.6	31.9

Operating profit	46.1	44.1	77.8	69.3
Other income (loss)	(0.3)	—	(0.3)	0.1
Interest expense	10.6	11.9	21.4	23.4

Income before income taxes and minority interest	35.2	32.2	56.1	46.0
Income taxes	12.5	11.9	20.6	17.2
Minority interest	0.4	0.6	1.0	1.3

Income from continuing operations	22.3	19.7	34.5	27.5
Income from discontinued operations, net of tax benefit of $(0.9), $(1.0), $(2.0) and $(1.3)	2.0	2.6	3.0	5.3

Net income	$24.3	$22.3	$37.5	$32.8

Earnings per common share:
Basic-
Continuing operations	$1.06	$0.95	$1.65	$1.32
Discontinued operations	0.10	0.13	0.15	0.26

Earnings per basic common share	$1.16	$1.08	$1.80	$1.58
Diluted-
Continuing operations	$1.06	$0.94	$1.64	$1.31
Discontinued operations	0.10	0.13	0.15	0.26

Earnings per diluted common share	$1.16	$1.07	$1.79	$1.57

Weighted average shares outstanding (in thousands):
Basic	20,844	20,741	20,836	20,736
Diluted	20,923	20,865	20,912	20,854
Dividends declared per common share	$0.22	$0.17	$0.44	$0.34

Page 5 – Koppers Reports Second Quarter 2008 Results

Koppers Holdings Inc.

Condensed Consolidated Balance Sheet

(Dollars in millions, except per share amounts)

	June 30, 2008	December 31, 2007
	(Unaudited)
Assets
Cash and cash equivalents	$9.2	$16.9
Short-term investments	2.2	2.1
Accounts receivable, net of allowance of $0.2 and $0.2	194.1	140.0
Inventories, net	180.3	171.9
Deferred tax benefit	18.5	18.5
Assets of discontinued operations held for sale	17.5	16.4
Other current assets	14.6	22.4

Total current assets	436.4	388.2
Equity in non-consolidated investments	5.8	4.2
Property, plant and equipment, net	148.9	145.2
Goodwill	64.6	62.5
Deferred tax benefit	37.4	38.7
Assets of discontinued operations held for sale	4.7	5.2
Other assets	23.2	25.3

Total assets	$721.0	$669.3

Liabilities
Accounts payable	$106.8	$103.6
Dividends payable	4.6	3.5
Accrued liabilities	69.4	63.7
Liabilities of discontinued operations held for sale	7.0	6.8
Short-term debt and current portion of long-term debt	12.0	21.3

Total current liabilities	199.8	198.9
Long-term debt	433.4	418.9
Other long-term liabilities	61.9	65.4

Total liabilities	695.1	683.2
Commitments and contingencies
Minority interest	8.0	9.4
Stockholders’ Deficit
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; 0 shares issued	—	—
Common Stock, $0.01 par value per share; 40,000,000 shares authorized; 20,997,945 and 20,971,456 shares issued	0.2	0.2
Additional paid-in capital	125.5	124.4
Receivable from Director for purchase of Common Stock	—	(0.6)
Retained deficit	(129.3)	(157.6)
Accumulated other comprehensive income	24.7	12.6
Treasury stock, at cost; 165,733 and 144,905 shares	(3.2)	(2.3)

Total stockholders’ equity (deficit)	17.9	(23.3)

Total liabilities and stockholders’ equity (deficit)	$721.0	$669.3

Page 6 – Koppers Reports Second Quarter 2008 Results

Segment Information

The following table includes the operating data for the Company’s coke facility located in Monessen, Pennsylvania, which is being reported as a discontinued operation. This operating data is excluded from the Company’s consolidated segment information.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Dollars in millions)
Monessen:
Net sales	$17.0	$18.7	$33.3	$36.7
Operating profit	1.2	1.6	1.1	3.8
Net income	2.0	2.6	3.0	5.2

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the Company’s businesses for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Dollars in millions)
Net sales:
Carbon Materials & Chemicals	$250.9	$203.0	$473.4	$372.2
Railroad & Utility Products	124.4	123.7	233.1	245.1

Total	$375.3	$326.7	$706.5	$617.3

Operating profit:
Carbon Materials & Chemicals	$37.3	$32.0	$62.2	$44.8
Railroad & Utility Products	10.0	13.0	17.2	25.7
Corporate	(1.2)	(0.9)	(1.6)	(1.2)

Total	$46.1	$44.1	$77.8	$69.3
Adjusted operating profit (1):
Carbon Materials & Chemicals	$37.3	$32.0	$62.2	$44.8
Railroad & Utility Products	11.4	13.0	18.6	25.7
All Other	(1.2)	(0.9)	(1.6)	(1.2)

Total	$47.5	$44.1	$79.2	$69.3
Adjusted operating margin:
Carbon Materials & Chemicals	14.9%	15.8%	13.1%	12.0%
Railroad & Utility Products	9.2%	10.5%	8.0%	10.5%

Total	12.7%	13.5%	11.2%	11.2%

(1)	Cost of sales for the three months and six months ended June 30, 2008 includes $1.4 million for costs related to a boiler failure at the company’s Green Spring, West Virginia wood treating plant.

Page 7 – Koppers Reports Second Quarter 2008 Results

KOPPERS HOLDINGS INC.

RECONCILIATION OF NET INCOME AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net income	$24.3	$22.3	$37.5	$32.8

Charges impacting pre-tax income (1)
Green Spring boiler	1.4	—	1.4	—
Tax benefit at 39%	(0.5)	—	(0.5)	—

Adjusted net income before discontinued operations	$25.2	$22.3	$38.4	$32.8
Discontinued operations	(2.0)	(2.6)	(3.0)	(5.3)

Adjusted net income after discontinued operations	$23.2	$19.7	$35.4	$27.5

(1)	Cost of sales for the three months and six months ended June 30, 2008 includes $1.4 million for costs related to a boiler failure at the company’s Green Spring, West Virginia wood treating plant.

KOPPERS HOLDINGS INC.

RECONCILIATION OF DILUTED EARNINGS PER SHARE AND ADJUSTED DILUTED EARNINGS

PER SHARE

(In millions except share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net income	$24.3	$22.3	$37.5	$32.8

Adjusted net income before discontinued operations (from above)	$25.2	$22.3	$38.4	$32.8

Adjusted net income after discontinued operations (from above)	$23.2	$19.7	$35.4	$27.5

Denominator for diluted earnings per share (000s)	20,923	20,865	20,912	20,854

Earnings per share:
Diluted earnings per share	$1.16	$1.07	$1.79	$1.57
Adjusted diluted earnings per share before discontinued operations	$1.20	$1.07	$1.84	$1.57
Adjusted diluted earnings per share after discontinued operations	$1.11	$0.94	$1.69	$1.32

Page 8 – Koppers Reports Second Quarter 2008 Results

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net Income	$24.3	$22.3	$37.5	$32.8
Interest expense	10.6	11.9	21.4	23.4
Depreciation and amortization	6.4	7.2	13.3	14.5
Income tax provision	12.5	11.9	20.6	17.2
Discontinued operations	(2.0)	(2.6)	(3.0)	(5.3)

EBITDA	51.8	50.7	89.8	82.6
Minority interest	0.4	0.6	1.0	1.3

EBITDA with minority interest	52.2	51.3	90.8	83.9

Unusual items impacting net income (1)
Green Spring boiler	1.4	—	1.4	—

Adjusted EBITDA with minority interest	$53.6	$51.3	$92.2	$83.9

(1)	Cost of sales for the three months and six months ended June 30, 2008 includes $1.4 million for costs related to a boiler failure at the company’s Green Spring, West Virginia wood treating plant.)

Koppers believes that adjusted net income and adjusted EBITDA provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitates comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.

KOPPERS HOLDINGS INC.

EARNINGS GUIDANCE RECONCILIATION

(In millions except share amounts)

	Year 2007	Previous Guidance	Range
Including Monessen:
Sales	$1,327.9	5-8%	$1,394-$ 1,434
Adjusted EBITDA	$170.5	6-9%	$181-$ 186
Adjusted EPS	$2.92	10-13%	$3.21-$ 3.30

	Year 2007	Revised Guidance	Range
Excluding Monessen:
Sales	$1,255.6	14-17%	$1,431-$ 1,469
Adjusted EBITDA	$161.7	14-17%	$184-$ 189
Adjusted EPS	$2.49	37-41%	$3.41-$ 3.51